EXHIBIT 10.19
IRWIN FINANCIAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
[NAMED EXECUTIVE]
Amended and Restated
Effective January 1, 2005

IRWIN FINANCIAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR [NAMED EXECUTIVE]
     The purpose of the Plan is to provide [NAMED EXECUTIVE], upon his retirement, and his beneficiary under the Irwin Financial Corporation Employees’ Pension Plan (the “Pension Plan”), with the amount of company-provided benefits that are not provided under the Pension Plan due to the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code. This Plan was originally effective with the approval of the Irwin Financial Corporation Board of Directors on April 25, 2002.
     The Plan shall be frozen effective December 31, 2004 to provide that no further benefits shall accrue, be earned or otherwise vest under the Plan after December 31, 2004. Further, the Plan shall not be amended (or otherwise materially modified in any manner that would subject the Plan to Code Section 409A) with respect to those Plan benefits accrued or earned by participants and vested as of December 31, 2004 and including actual or deemed interest accumulations or increases in the present value of the December 31, 2004 vested accrued benefits (the “Frozen Benefits”), and any attempted amendment or purported material modification with respect to such Frozen Benefits shall be null and void and of no force or effect. For convenience, the Plan as it existed as of December 31, 2004 is attached as Exhibit A.
     Effective simultaneous with the freeze of the portion of the Plan attributable to the Frozen Benefits, a new deferred compensation plan identical in all respects to the Plan (the “New Plan”) is hereby adopted to provide for the accrual of benefits on and after January 1, 2005 in the same manner as those benefits accrued prior to the freezing of the Plan. The portion of the Plan attributable to those Plan benefits earned or accrued by Plan participants as of December 31, 2004 but not vested as of December 31, 2004 (“Unvested Accrued Benefits”) shall be treated as part of the New Plan effective as of January 1, 2005. The New Plan shall be further amended as hereinafter provided.
Section One
Definitions
1.1	Except to the extent otherwise indicated herein, and except to the extent otherwise inappropriate in the context, the definitions contained in the Pension Plan are applicable under this Plan.

1.2	“Board of Directors” means the Board of Directors of Irwin Financial Corporation.

1.3	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.4	“Company” and “Employer” means Irwin Financial Corporation and any successor(s) in interest to Irwin Financial Corporation.

1.5	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

1.6	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.7	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.8	“Participant” means [NAMED EXECUTIVE], [TITLE].

1.9	“Pension Plan” means the Irwin Financial Corporation Employees’ Pension Plan, as amended from time to time.

1.10	“Plan” mean this Irwin Financial Corporation Supplemental Executive Retirement Plan for [NAMED EXECUTIVE].

1.11	“Regular Benefit” means the amount of pension benefits payable to, or with respect to, the Participant on account of the Participant’s termination of employment, or normal, early or late retirement, which would require payment of pension benefits under the Pension Plan.

1.12	“Supplemental Benefit” means, to the extent vested and to the extent that such amounts have not been forfeited pursuant to Section Two below, the excess, if any, of (i) the accrued benefit which would have been payable to, or with respect to, a Participant under the Pension Plan if the amount of such accrued benefit were calculated without giving effect to the limitations on compensation and benefits under Code Sections 415 and 401(a)(17), and (ii) the Participant’s Regular Benefit.

1.13	“Separation from Service” means with respect to a Participant who is not also a director of the Employer his or her “termination of employment.” A Participant who is also a director of the Employer shall incur a “Separation from Service” only if he both incurs a good faith and complete termination of his relationship with the Employer as a member of its board of directors and has a “termination of employment;” provided, however, that the Participant shall not be required to have a termination of his relationship as a director if this Plan is not required to be aggregated with any other nonqualified deferred compensation plan of the Employer in which the Participant participates as a director under Section 409A of the Code. For purposes of this section, a “termination of employment” means the termination of the individual’s employment with the Employer for reasons other than death or Disability. Whether a “termination of employment” takes place is determined based on the facts and circumstances surrounding the termination of the individual’s employment. A “termination of employment” will be considered to have occurred if it is reasonably anticipated that: (a) the individual will not perform any services for the Employer (or any entity that is required to be aggregated with the Employer under Section 414(b) or 414(c) of the Code) after the termination of employment, or (b) the individual will continue to provide services to the Employer (or any entity that is required to be aggregated with the Employer under Section 414(b) or 414(c) of the Code) at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve months of employment.

1.14	“Change in Control” means:
(a)	a change in the ownership of the Employer, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer. Such acquisition may occur as a result of a merger of the Employer into another entity which pays consideration for the shares of capital stock of the Employer in the merger. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Employer (or to cause a change in the effective control of the Employer (within the meaning of subsection (b)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Employer acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Employer (or issuance of stock of the Employer) and stock in the Employer remains outstanding after the transaction.
(b)	a change in the effective control of the Employer, which shall occur only on either of the following dates:
(i)	the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer.

(ii)	the date a majority of members of the Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Employer.

If any one person, or more than one person acting as a group, is considered to effectively control the Employer, the acquisition of additional control of the Employer by the same person or persons is not considered to cause a change in the effective control of the Employer (or to cause a change in the ownership of the Employer within the meaning of subsection (a) of this section).
(c)	a change in the ownership of a substantial portion of the Employer’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control event occurs under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Employer immediately after the transfer. A transfer of assets by the Employer is not treated as a change in the ownership of such assets if the assets are transferred to —
(i)	a shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Employer.

(iii)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Employer; or

(iv)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
For purposes of this subsection (c) and except as otherwise provided in paragraph (i) above, a person’s status is determined immediately after the transfer of the assets.

(d)	For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer.
1.15	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Employer if any stock of the Employer or any entity required to be aggregated with the Employer under Section 414(b) or 414(c) of the Code is publicly traded on an established securities market or otherwise. In determining which individuals are Specified Employees, the following special rules shall apply:
(a)	The top 65 officers of the Employer, as measured by annual compensation, shall be treated as Specified Employees.
(b)	Annual compensation shall be defined in the manner set forth in Section 2.01(m) of the Pension Plan, determined without regard to the limits under Section 401(a)(17) of the Code.
Section Two
Entitlement to Plan Benefits
2.1	Requirements for Benefit Entitlement

Notwithstanding any other provisions hereof, except as otherwise determined by the Compensation Committee in its sole and absolute discretion, only the Participant named by the Compensation Committee in this Plan shall be entitled to Supplemental Benefit payments under this Plan.

The Compensation Committee may, at its sole discretion, extend supplemental retirement benefits to other key executives of the Company. In such event, a separate Plan shall be adopted by the Company.

2.2	Vesting

Subject to the provisions of Section 2.3, the Participant shall have a nonforfeitable right and be fully vested in the Supplemental Benefit under this Plan as of the earlier of the date the Participant completes five (5) years of Vesting Service under the Pension Plan or attains age sixty-five (65).

2.3	Forfeiture
(a)	Notwithstanding the provisions of Section 2.2, a Participant shall forfeit any and all rights he or she may have to any Supplemental Benefit if his or her employment with the Company and each of its subsidiaries ends either involuntarily or voluntarily prior to his or her Early Retirement Date, Normal Retirement Date or Late Retirement Date under the Pension Plan.

(b)	Notwithstanding subsection (a) or any other provision of this Plan, if the employment of a Participant is involuntarily terminated by the Company for Good Cause, as defined in subsection (c), as determined in the sole discretion of the Board, then the Participant shall forfeit any and all benefits payable under the Plan and any and all rights he or she or his or her beneficiaries may have, including those benefits that otherwise became payable (and rights that otherwise became vested) prior to such involuntary termination.

(c)	“Good Cause” means: (i) felony indictment or conviction, or entry of a plea of nolo contendre thereof; (ii) indictment, conviction or entry of a plea of nolo contendre for any crime or offense lesser than a felony involving moral turpitude, theft, dishonesty, breach of fiduciary duty to the Company, intentional disclosure of trade secrets, or other confidential or proprietary information of a material nature detrimental to the Company, or otherwise involving the property of the Company; (iii) engaging in conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, after exhaustion or lapse of all rights of appeal; or (iv) gross dereliction of duties or other grave misconduct.
Section Three
Payment of Supplemental Benefits
3.1	Supplemental Benefits

The Supplemental Benefit of the Participant shall be paid directly to the Participant, or to his or her beneficiary, as applicable from the general assets of the Company in accordance with Section 3.2 and Section 3.3.

3.2	General Provisions
(a)	The Company shall make no provision for the funding of any Supplemental Benefit payable hereunder that (i) would cause the Plan to be a funded plan for purposes of Code Section 404, or Title I of ERISA, or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Code Section 83 and Treasury Regulation Section l.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and paragraph (c) below, the Company, in its sole discretion, may establish a grantor trust described in Code Section 677 to accumulate funds to pay amounts under this Plan, provided that the assets of the trust shall be required to be used to satisfy the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

(b)	In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of Supplemental Benefit payments, such reserve shall not under any circumstances be deemed to be an asset of the Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors.

(c)	A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, subject to the provisions of subsections (e), (f), (g), (h) and (i) below, a person entitled to a Supplemental Benefit shall have claim upon the Company only to the extent of the monthly payments thereof, if any, due up to and including the then current month and shall not have a claim against the Company for any subsequent monthly payment unless and until such payment shall become due and payable.

(d)	In event the Plan is canceled or terminated for any reason pursuant to Section 5.2, accrued benefits may, at the sole discretion of the Company, be paid in a lump sum to the Participant.

(e)	Subject to Section Two above, if (i) the Company makes a general assignment for the benefit of creditors; (ii) any proceedings under the Bankruptcy Act are instituted by the Company or, if instituted against the Company, is consented to or acquiesced in by it or remains undismissed for sixty days; or (iii) a receiver or trustee in bankruptcy is appointed for the Company, Participant or his beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Company under any such proceeding or assignment.

(f)	In the event of the application of subsection (e) above, the Participant (or, in the event the Participant is deceased, his beneficiaries) (the “Claimants”) shall appoint a single representative to pursue their respective claims against the Company. Such representative shall be a person or entity selected by, or agreed upon, by Claimants with unpaid benefits under the Plan equal to more than fifty percent (50%) of the total amount of unpaid benefits under the Plan.

(g)	The method of payment of Supplemental Benefits under the plan shall be payable to the Participant in the form as elected by the Participant under Section 3.3 of this Plan.

(h)	The Participant’s beneficiary under the Plan with respect to his Supplemental Benefit, as well as any death benefit payable under Section 3.2(i), shall be the person who is entitled to benefit payments under the Pension Plan on account of the death of the Participant.

(i)	Payment of Supplemental Benefits under the Plan shall be made at such time and in such forms as elected by the Participant, except that: (i) in the event of the Disability of the Participant prior to commencement of Supplemental Benefit payments, the Plan shall be canceled and terminated and all benefits accrued to date of Disability shall be paid to the Participant in a lump sum, (ii) in the event of death of the Participant prior to commencement of Supplemental Benefit payments, the Plan shall be canceled and terminated and all benefits accrued to date of death shall be paid to the Participant’s beneficiary in a lump sum, (iii) in the event of the Participant’s death after the commencement of Supplemental Benefit payments, the balance of such payments shall be paid to the Participant’s beneficiary by paying any remaining payments to which the beneficiary is entitled pursuant to the form of benefit elected by the Participant under Section 3.3.
3.3	Election as to Timing and Form of Payment
(a)	Subject to earlier payment under Section 3.2(i), payment of the Participant’s Supplemental Benefit shall be made at the time and in the form as elected by the Participant. The Participant shall make an initial election as to the time and form of payment no later than the later of (i) the 30th day following his initial eligibility to participate in this Plan; or (ii) December 31, 2008; provided, however, that no election may be made in 2008 that would defer beyond 2008 a payment that would otherwise be made in 2007 or accelerate to 2008 a payment that would be made in a later year. The available forms of payment from which the Participant may elect shall be those forms of payment described in Section 5.04(a)(1)-(4) of the Pension Plan,. The benefit commencement dates which the Participant may elect shall be (x) the Participant’s Separation from Service, (y) any specified age of the Participant, or (z) the earlier or later of the dates specified in (x) or (y).

(b)	After an initial election is made under Section 3.3(a), a Participant may change his or her election as to the timing or form of distribution only in accordance with this Section 3.3(b). All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(i)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(ii)	must, for benefits distributable as of a specified date or Separation from Service, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(iii)	must take effect not less than twelve (12) months after the election is made; and

(iv)	in the case of a distribution to be made as of a specified date, must be made at least twelve (12) months before the first scheduled payment.

Notwithstanding the foregoing, a change from one form of annuity to another actuarially equivalent form of annuity with the same scheduled date for the first annuity payment shall not be treated as a change in the form of payment under this Section 3.3(b).
(c)	Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee at Separation from Service, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.
Section Four
Administration
4.1	Plan Administrator

The Company shall be the “administrator” of the Plan within the meaning of ERISA.

4.2	General Administration

Subject to the provisions of Section 4.1, the Compensation Committee shall be vested with the general administration of the Plan. The Compensation Committee shall have the exclusive right to interpret the Plan. The decisions, actions and records of the Compensation Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan. Benefits under the Plan shall be paid only if the Compensation Committee determines, in its sole discretion, that the Participant is entitled to such benefits.

The Compensation Committee may delegate to such officers, employees or departments of the Company such authority, duties and responsibilities of the Compensation Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

Section Five
Amendment and Termination
5.1	Amendment of the Plan

Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Board of Directors of the Company.

5.2	Termination of the Plan
(a)	Subject to the provisions of Section 5.3, the Plan may be terminated at any time by the Board of Directors of the Company.
5.3	No Impairment of Benefits

Notwithstanding the provisions of Sections 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.
Section Six
Miscellaneous
6.1	Transferability of Interests

Except with respect to the designation of a beneficiary, Participant’s rights and interests may not be anticipated, alienated, assigned, pledged, transferred, or otherwise encumbered.

6.2	No Right to Employment

This Plan shall not constitute a contract of employment between the Company and the Participant, and nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company. Unless subject to a separate contract of employment providing otherwise, the Participant’s employment with the Company shall be “at will” and may be terminated by the Participant or the Company at any time and for any reason.

6.3	Effective Date

The Plan shall be effective immediately upon approval by the Board of Directors of the Company.

6.4	Governing Law

The Plan shall be governed by the laws of the State of Indiana.

6.5	Severability

If any clause, term, or condition of the Plan is found by a local, state or federal court of competent jurisdiction to be invalid or in violation of any law or regulation, all other terms, clauses and conditions shall be considered separately and shall remain valid and in effect.

6.6	Withholding

The Company shall withhold all legally required tax or other withholdings from Supplemental Benefit payments.

6.7	Limitation of Liability

No member of the Board of Directors or Compensation Committee and no officer, executive or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, nor shall the Company be liable to any person for any such action or omission. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of the Company. Nothing in the Plan shall be construed to create any trust or any fiduciary relationship between the Company and the Participant or any other person.
IN WITNESS WHEREOF, this Plan is executed this [DATE] day of [MONTH], 2008.

IRWIN FINANCIAL CORPORATION
By:	/S/
[SIGNED BY/TITLE]

ATTEST:

/S/
[ATTESTED BY/TITLE]

(Five individual agreements were entered into with each of the following named executives, with the differences in each agreement noted below.)
NAMED EXECUTIVE: Gregory F. Ehlinger
TITLE: Chief Financial Officer
DATE/MONTH SIGNED: 8 December
SIGNED BY/TITLE: Carrie K. Houston, First Vice President, Human Resources and Development
ATTESTED BY/TITLE: Pamela J. Price, Director, Benefits and Recognition
NAMED EXECUTIVE: Bradley J. Kime
TITLE: President, Commercial Banking
DATE/MONTH SIGNED: 8 December
SIGNED BY/TITLE: Carrie K. Houston, First Vice President, Human Resources and Development
ATTESTED BY/TITLE: Pamela J. Price, Director, Benefits and Recognition
NAMED EXECUTIVE: William I. Miller
TITLE: Chief Executive Officer, Chairman, and President
DATE/MONTH SIGNED: 8 December
SIGNED BY/TITLE: Carrie K. Houston, First Vice President, Human Resources and Development
ATTESTED BY/TITLE: Pamela J. Price, Director, Benefits and Recognition
NAMED EXECUTIVE: Matthew F. Souza
TITLE: Chief Administrative Officer
DATE/MONTH SIGNED: 8 December
SIGNED BY/TITLE: Carrie K. Houston, First Vice President, Human Resources and Development
ATTESTED BY/TITLE: Pamela J. Price, Director, Benefits and Recognition
NAMED EXECUTIVE: Thomas D. Washburn
TITLE: Vice Chairman
DATE/MONTH SIGNED: 8 December
SIGNED BY/TITLE: Carrie K. Houston, First Vice President, Human Resources and Development
ATTESTED BY/TITLE: Pamela J. Price, Director, Benefits and Recognition